UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 20, 2022.

DIGITAL UTILITIES VENTURES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50342	86-0515411
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

71 Commerce St.
Boston, MA 02109
(Address of principal offices)

(617) 588-0068
(Registrant’s Telephone Number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
n/a	DUTV

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 – OTHER EVENTS

Information Release Update

Digital Utilities Ventures, Inc. (OTC: DUTV), has released several press releases in the last few months updating customers and investors of the direction of the Company. This began with appointing Mark K. Gaalswyk as the Company’s new CEO. Mark was raised on a farm in southern Minnesota and is educated in Math, Physics and Computer science and holds numerous patents related to agriculture and other green technologies. Mark has a vision for America and its agricultural and green energy needs. His leadership and creativity have earned him numerous national and international awards.  Mark is the founder and CEO of Easy Automation, Inc. and the Founder and CEO of Easy Energy Systems, Inc. and is currently creating a plan of growth for DUTV.

Mark believes that a large role of a CEO is setting and ensuring that the desired “personality” of a company is clearly communicated and maintained. DUTV will be a company with a very heavy focus on strong values: Empathy, Perseverance, Integrity, and Approachability.

The corporate structure of Digital Utilities Ventures, Inc. will consist of DUTV as the Umbrella Holding Company with three major divisions:

1.The “Modular Manufacturing Division” will focus on ramping up the mass assembly line manufacturing of ALL technologies under the master corporate umbrella of DUTV

2.The second “Modular Technologies Division” will focus on developing, testing and demonstrating Disruptive Modular Technologies.

3.The third division is the “Modular Holdings Division”. The concept behind this is that some projects may require DUTV to leave a portion of its very strong margins back into some individual projects The concept of this is that, we may need to own the land and buildings on some projects ourselves with the modular (hence removable) equipment being leased.

The first of Mark’s companies to be merged into the “DUTV  Holding Company Umbrella”   will be Easy Energy Systems, Inc. This company has a number of disruptive patented modular technologies that have won numerous World-Wide awards, including the Fire Starter Award as one of the 12 most World Changing Ideas on the Planet. Founded in 2006, Mark, who owns 96% of Easy Energy Systems, Inc., has invested over $16 million into developing, patenting, licensing and testing numerous state of the art disruptive modular technologies.  This portfolio of technologies extends far beyond renewable energy or agriculture. It has been agreed that since Mark currently owns 96% of Easy Energy Systems, Inc. (EES), that he will agree to both become CEO of DUTV and also exchange controlling interest of EES in return for 100% of ownership of Dakota Max, LLC.  Dakota Max, LLC. currently owns controlling interest of DUTV with 2,280,584,037 common shares.  This effectively will provide Mark majority control of 66.033% of DUTV.

In June 2022, Digital Utilities Ventures, Inc. announced the execution of an agreement with Feed Earth Now, LLC. which has been developing a revolutionary, proprietary soil microbe formula (Terreplenish®) from food waste that absorbs plant-available nitrates through absorbing atmospheric N2 and other beneficial microbes that thrive in soils and assist with enhanced plant growth and disease control while releasing tied up legacy phosphorus already in the soil. This Terreplenish® microbe formula, in essence, pulls 1/3 of the much needed fertilizer for agricultural crops from the air, versus requiring it to be manufactured in large factories utilizing CO2 emitting fossil fuels.

Mark Gaalswyk, who is also the Founder and CEO of Easy Automation, Inc. – the largest provider of Feed and Fertilizer Software and Automation Systems in North America, observed the technology and then developed a factory built Modular System (Easy Fen Modular Microbe Fertilizer Production System) to fully automate the entire process of making the Terreplenish® microbe product from green waste material that is then available for local farmers and growers. Mark has created the wholly owned DUTV MN based subsidiary company of Easy Modular Manufacturing, Inc. to partner with Easy Energy Systems, Inc to begin mass manufacturing the factory built modules in Minnesota. The Easy Fen Factory built modules will then be distributed globally.  This regenerative agricultural liquid soil microbial fertilizer product will help to solve the pending fertilizer shortage induced food crisis.

Easy Energy Systems, Inc. has been selected to be featured on a global television show featuring the many climate-saving technologies of the company. During the recently recorded program, Mark Gaalswyk, who is CEO and Owner of Easy Energy Systems, Inc. as well as CEO of DUTV, presented on the various disruptive technologies that hold the potential to prevent the deaths of millions of people around the globe. Mark also discussed an innovative means whereby millions of people around the world can all immediately join together (via simply the internet) to collectively help fund these factory-built modular solutions…which are to be deployed in rural villages and communities around the globe.

While the name of the show has not been publicly stated, and it is even possible the show itself will choose not to air, “sneak peaks” have already begun to be published on the internet by the show’s producers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 22, 2022	Digital Utilities Ventures, Inc.

By: /s/ Mark K. Gaalswyk
Mark K. Gaalswyk, CEO